Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 2) of our report dated May 23, 2025, with respect to the audited financial statements of Iron Horse Acquisitions Corp. II as of November 30, 2024, and the related statements of operations, stockholder’s deficit, and cash flows for the period from November 26, 2024 (inception) through November 30, 2024, and the related notes. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 23, 2025